Exhibit 99

CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800

FOR IMMEDIATE RELEASE	Financial Dynamics: Christine Mohrmann, Lindsay Hatton (212) 850-5600

INTERFACE REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS
-- Sales for the Quarter Increase 4.3% Year-Over-Year to $242.2 Million --
-- Debt Refinancing Significantly Improves Liquidity --

ATLANTA, Georgia, February 18, 2004 - Interface, Inc. (Nasdaq: IFSIA), a worldwide interiors products and services company, today announced results for the fourth quarter and fiscal year ended December 28, 2003.

Sales were $242.2 million in the fourth quarter 2003, compared with $232.3 million in the fourth quarter 2002.  Excluding the restructuring charge in each respective period, loss from continuing operations was $2.2 million, or $0.04 per share, in the fourth quarter 2003, compared with a loss from continuing operations of $1.7 million, or $0.04 per share, in the fourth quarter 2002.  Loss from discontinued operations was $821,000 in the fourth quarter 2003, versus a loss from discontinued operations of $12.9 million in the same period a year ago.  After restructuring charges, net loss for the fourth quarter 2003 was $4.1 million, or $0.08 per share, compared with a fourth quarter 2002 net loss of $30.2 million, or $0.60 per share.

“We were encouraged to see a sequential improvement in sales for the third straight quarter, as well as a year-over-year improvement in sales for the second straight quarter, which together give us optimism that our industry may be emerging from its unprecedented downturn,” said Daniel T. Hendrix, President and Chief Executive Officer.  “During the fourth quarter 2003, we saw a modest improvement in our corporate office sales, which, in combination with the continued success of our market segmentation strategy, led to $242.2 million in sales for the quarter.  Our worldwide modular business generated gratifying results during the fourth quarter, with revenue increasing 11% year-over-year.  The modular business continues to grow in nearly all areas, from the corporate office market to the education, institutional, hospitality and healthcare markets.”

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INTERFACE REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS	- 2 -

Mr. Hendrix continued, “We have seen marked improvement in our fabrics and broadloom businesses as well.  During the fourth quarter, our broadloom business achieved its third sequential quarter of operating profitability, despite ongoing softness in the marketplace.  We made substantial progress in this business during 2003, and we continue to identify ways to reduce costs and increase manufacturing efficiencies to bring about further improvements in profitability.  Similarly, our fabrics business remains on track to realize the benefits from the restructuring initiatives we implemented in prior quarters, and we expect this business to return to profitability in the first half of fiscal 2004.”

Sales for the 2003 fiscal year were $923.5 million, compared with $924.1 million in 2002.  Loss from continuing operations for the 2003 fiscal year was $18.4 million, or $0.36 per share, compared with a loss from continuing operations of $17.8 million, or $0.36 per share, in 2002.  Net loss for the 2003 fiscal year was $33.3 million, or $0.66 per share, compared with a net loss of $87.7 million, or $1.75 per share in 2002.  In fiscal 2003, the Company recorded restructuring charges totaling $6.2 million, or $0.08 per share after-tax.  In fiscal 2002, the Company recorded a restructuring charge of $23.4 million, or $0.31 per share after-tax, in addition to a $55.4 million after-tax write-down, or $1.10 per share, related to goodwill impairment as a result of the Company’s implementation of SFAS No. 142.

Patrick C. Lynch, Vice President and Chief Financial Officer of Interface, commented, “We have entered fiscal 2004 with better liquidity and a solid financial foundation.  A key accomplishment was the successful debt refinancing that we completed earlier this month.  As a result of this refinancing, our debt maturity profile has been significantly improved, which will give us increased flexibility to pursue our long-term strategies for growth and profitability.”

Mr. Hendrix concluded, “Over the past few years, we have taken many steps to put Interface in a position to capitalize on a rebound in the commercial market.  We have lowered the break-even points in each of our business units, penetrated diverse market segments to lessen our dependence on the corporate office segment, and significantly improved our capital structure – all while maintaining and, we believe, increasing our share of the corporate office market.  With these critical measures materializing, we are focusing our attention on growing the top lines of our businesses.  In that regard, we have been encouraged by the level of order activity in January of this year.”

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INTERFACE REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS	- 3 -

The Company will host a conference call tomorrow, February 19, 2004, at 9:00 a.m. Eastern Time, to discuss its fourth quarter and fiscal year 2003 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=112931&p=IROL-EventDetails&EventId=846181 or through the Company’s website at http://www.interfaceinc.com/results/investor/.   The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through February 19, 2005 at 11:59 p.m. Eastern Time.

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.  The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market.  The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands.  The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network.  In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products may be affected by cycles in the construction and renovation of commercial and institutional buildings,” “Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants,” “Our substantial international operations are subject to various political, economic and other uncertainties,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third- party suppliers of synthetic fiber could have a material adverse effect on us,” and “Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS	- 4 -

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	28-Dec-03	29-Dec-02	28-Dec-03	29-Dec-02

Net Sales	$242,241	$232,325	$923,509	$924,084
Cost of Sales	175,066	167,714	670,532	659,910
Gross Profit	67,175	64,611	252,977	264,174
Selling, General & Administrative Expenses	58,395	57,169	231,306	225,569
Restructuring Charge	1,641	23,449	6,196	23,449
Operating Income (Loss)	7,139	(16,007)	15,475	15,156
Interest Expense	11,394	10,283	42,820	42,022
Other Expense, Net	688	418	1,280	798
Income (Loss) Before Taxes	(4,943)	(26,708)	(28,625)	(27,664)
Income Tax Expense (Benefit)	(1,661)	(9,371)	(10,215)	(9,905)
Income (Loss) from Continuing Operations	(3,282)	(17,337)	(18,410)	(17,759)
Discontinued Operations, Net of Tax	(821)	(12,869)	(6,022)	(14,525)
Loss on Disposal, Net of Tax	-	-	(8,825)	-
Income (Loss) before Change in Accounting Principle	(4,103)	(30,206)	(33,257)	(32,284)
Cumulative Effect of Change, Net of Tax	-	-	-	(55,380)
Net Income (Loss)	$(4,103)	$(30,206)	$ (33,257)	$(87,664)

Earnings Per Share – Basic and Diluted
Continuing Operations	$(0.06)	$(0.35)	$ (0.36)	$(0.36)
Discontinued Operations	(0.02)	(0.25)	(0.12)	(0.29)
Loss on Disposal	-	-	(0.18)	-
Cumulative Effect of Change in Accounting Principle	-	-	-	(1.10)
Earnings Per Share – Basic and Diluted	$(0.08)	$(0.60)	$ (0.66)	$(1.75)

Common Shares Outstanding, Basic and Diluted	50,296	50,274	50,282	50,194

Consolidated Condensed Balance Sheets
(In thousands)			28-Dec-03	29-Dec-02
Assets
Cash			$16,633	$34,134
Accounts Receivable			174,366	137,486
Inventory			143,885	134,656
Other Current Assets			24,062	42,953
Assets of Business Held for Sale			-	17,492
Total Current Assets			358,946	366,721
Property, Plant & Equipment			211,457	213,059
Other Assets			323,871	283,730
Total Assets			$894,274	$863,510

Liabilities
Current Liabilities			$190,456	$168,912
Long-Term Debt			-	-
Senior and Senior Subordinated Notes			445,000	445,000
Other Liabilities			40,085	25,427
Total Liabilities			675,541	639,339
Shareholders’ Equity			218,733	224,171
Total Liabilities and Shareholders’ Equity			$894,274	$ 863,510

INTERFACE REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS	- 5 -

Reconciliation of Loss from Continuing Operations Excluding Restructuring Charge to GAAP Measure	Three Months Ended 28-Dec-03	Three Months Ended 29-Dec-02
(in thousands, except per share data)
Loss from Continuing Operations
Excluding Restructuring Charge	$(2,215)	$(1,666)
Restructuring Charge, Net of Tax	(1,067)	(15,671)
Loss from Continuing Operations	$(3,282)	$(17,337)

Per Share (Diluted) Loss from Continuing Operations
Excluding Restructuring Charge	$(0.04)	$(0.04)
Per Share (Diluted) Restructuring Charge, Net of Tax	(0.02)	(0.31)
Per Share (Diluted) Loss from Continuing Operations	$(0.06)	$(0.35)

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